UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014 (December 12, 2014)

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3055 Hunter Road San Marcos, TX	78666
(address of principal executive offices)	(zip code)

214-701-8779
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Earlier this year, Quantum Materials Corp. (the “Company”) announced that it had commenced legal action against Dr. Robert Allan Glass related to the termination of his employment agreement. In the lawsuit, the Company sought to recover all common stock and cancel all options issued to Dr. Glass as part of his employment agreement. Dr. Glass filed a counterclaim against the Company for breach of his employment contract seeking unpaid compensation.

On December 12, 2014, the Company and Dr. Glass amicably resolved their dispute. Pursuant to the mutual release and settlement agreement executed by the parties, of the 5,000,000 shares of stock that were issued to Dr. Glass in connection with his employment contract, Dr. Glass will retain 2,400,000 shares of stock and has agreed to return for cancellation 2,600,000 shares of stock. In addition, Dr. Glass has agreed to forego all outstanding accrued salary and terminate all outstanding options. Further, in regard to the 2,400,000 shares retained by Dr. Glass, the parties agreed that Dr. Glass may sell up to 100,000 shares through an escrow agent in each of the first four weeks following the deposit of the retained 2,400,000 shares into an escrow account. Subsequently, Dr. Glass may sell up to 50,000 shares through an escrow agent in each week thereafter. The parties also executed a final, non-appealable agreed judgment that was submitted to the Court for its approval.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Dated: December 17, 2014	/s/ Stephen Squires
STEPHEN SQUIRES